EX-4.2

                  FIRST AMENDMENT TO THE ANHEUSER-BUSCH
             DEFERRED INCOME STOCK PURCHASE AND SAVINGS PLAN
    (FOR EMPLOYEES COVERED BY A COLLECTIVE BARGAINING AGREEMENT)
             AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 1996


   Effective as of April 1, 1996, Anheuser-Busch Companies, Inc. (the "Company") amended and restated the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan (for Employees Covered by a Collective Bargaining Agreement) (the "Plan"). The Company reserved the right to further amend the Plan from time to time and hereby amends the Plan as follows:

   1.     EFFECTIVE AS OF JANUARY 1, 1994, SECTION 2.5 OF THE
PLAN IS HEREBY DELETED AND REPLACED TO READ IN ITS ENTIRETY AS
FOLLOWS:

   2.5.   "Base Pay".  A Participant's regular wages or other
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remuneration for services paid by a Participating Employer and determined before subtracting Before-Tax Contributions or salary reductions pursuant to a plan designed to comply with Section 125 of the Code. Base Pay is used in computing the amount of Personal Contributions to the Plan and shall be determined as follows:

   (a)    Items Included In Base Pay For All Participants.  Base
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Pay is straight-time gross wages for the standard work week, including reported tips for persons who are compensated wholly or partially by way of tips, vacation pay at straight-time rates (or such other rates as are established by local facility practice) and amounts paid, at straight-time rates, for periods not worked because of holiday time off, furlough, sick leave, bereavement, military leave, jury duty, or with respect to relief or lunch periods. For sales representatives covered by a collective bargaining agreement between August A. Busch & Company of Massachusetts, Inc. and Office and Professional Employees International Union, Local No. 6, Base Pay shall be determined in accordance with the collective bargaining agreement. Base pay also includes back pay, but only to the extent that the back pay would have been Base Pay had it been paid in a timely manner (i.e. disregarding back pay awards for such items as over-time
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pay).  Back pay shall be included in Base Pay at the time payment is actually made. In situations involving irregular hours in a work week, the Committee shall determine an appropriate method to compute Base Pay.

   (b)    Items Excluded From Base Pay For All Participants.
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Base Pay does not include over-time pay, supplemental
unemployment benefits, supplemental workmen's compensation benefits, any bonus, pay in lieu of vacation, service allowance, severance pay, premium pay for shift or other specialized work, Company Matching or Supplemental Contributions to this Plan, Company contributions to any other pension, retirement, group insurance, health and welfare or similar plan, cash payments pursuant to a plan designed to comply with Section 125 of the Code, any other so-called "fringe benefits," any income attributable to the award or exercise of a stock option or the premature disposition of stock option stock, any other amount which does not constitute "compensation" within the meaning of
Section 415 of the Code, any type of remuneration not otherwise described in this Section, or any expense allowance or reimbursements of expenses paid on behalf of a Participant (even if subsequently not allowed as such and treated as additional compensation for federal income tax purposes). Base Pay does not include any vacation pay which becomes payable on account of termination of employment nor does it include payments for any unused sick day, whether before or after termination of employment.

   (c)    Limit On Base Pay Considered.  In no event shall the
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Base Pay taken into account for a Participant under this Plan exceed the amount specified in Section 401(a)(17) of the Code, as adjusted for any applicable increases in the cost of living.

   2.     EFFECTIVE AS OF JANUARY 1, 1997, SECTION 2.17 OF THE
PLAN IS HEREBY DELETED AND REPLACED TO READ IN ITS ENTIRETY AS
FOLLOWS:

   2.17   "Employee".  Any common law employee employed by any of
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the Employing Companies in any capacity, who is a resident of the
United States or Puerto Rico and who is represented by a collective bargaining unit. An individual who is not classified by his Participating Employer as a common law employee, but who for some other purpose is found or deemed to be a common law employee of a Participating Employer, shall not be an "Employee" for purposes of this Plan, notwithstanding such finding or determination.

   3.     EFFECTIVE AS OF JANUARY 1, 1997, SUBSECTION (b) OF
SECTION 3.1 OF THE PLAN IS HEREBY AMENDED BY ADDING TO THE END OF
SUCH SUBSECTION THE FOLLOWING:

   In addition, an individual who is not classified by his Participating Employer as an "Employee" but who for some other purpose is nonetheless found or deemed to be an employee of the Participating Employer, shall not be eligible to participate in the Plan.

   IN WITNESS WHEREOF, the Company has executed this Amendment by and through its authorized agent this 25th day of March, 1997,
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effective as indicated herein.

ANHEUSER-BUSCH COMPANIES, INC.



By:  /s/ Jacquelyn G. Johnson
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     Jacquelyn G. Johnson
     Chair, Administrative Committee